May 2011 Preliminary Terms No. 816 Registration Statement No. 333-156423 Dated May 26, 2011 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

Bear Market PLUS offer an enhanced short exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  Having short exposure to an underlying asset means that investors will earn a positive return if the underlying asset declines in value, but will lose up to 90% of their investment if the underlying asset increases in value.  These investments allow investors to capture enhanced returns when the underlying asset declines in value.  The enhancement typically applies only for a certain range of negative price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.  The Bear Market PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	November , 2011
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$
Payment at maturity:
▪  If the final index value is less than the initial index value,
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪  If the final index value is greater than or equal to the initial index value,
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Upside reduction amount:	$10 x index percent increase
Index percent decrease:	(initial index value – final index value) / initial index value
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	November , 2011, subject to adjustment for certain market disruption events
Leverage factor:	200%
Maximum payment at maturity:	$10.975 to $11.275 per Bear Market PLUS (109.75% to 112.75% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Bear Market PLUS (10% of the stated principal amount)
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	May , 2011
Original issue date:	June , 2011 (3 business days after the pricing date)
CUSIP:	61760E358
ISIN:	US61760E3586
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Bear Market PLUS	$10	$0.12	$9.88
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.12 for each Bear Market PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” on page 7.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

The Bear Market PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at ww.w.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1209001

Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside SecuritiesSM

The Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November         , 2011 (the “Bear Market PLUS”) can be used:
▪	As an alternative to a direct short investment in the Russell 2000® Index that enhances returns for a certain range of negative price performance of the Russell 2000® Index

▪	To enhance returns and potentially outperform a short strategy on the Russell 2000® Index in a moderately bearish scenario

▪
To achieve similar levels of short exposure to the Russell 2000® Index as a direct short investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The Bear Market PLUS are exposed on a 1:1 basis to the positive performance of the Russell 2000® Index, subject to the minimum payment at maturity.

Maturity:	Approximately 6 months
Leverage factor:	200%
Maximum payment at maturity:	$10.975 to $11.275 per Bear Market PLUS (109.75% to 112.75% of the stated principal amount), to be determined on the pricing date
Minimum payment at maturity:	$1.00 per Bear Market PLUS (10% of the stated principal amount)

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, maintained and published by Russell Investments, a subsidiary of Russell Investment Group.  The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies (the “Russell 2000® Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on either the NYSE or NYSE Alternext US LLC or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Information as of market close on May 23, 2011:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	814.04
52 Weeks Ago:	649.29
52 Week High (on 4/29/2011):	865.29
52 Week Low (on 7/6/2010):	590.03

Russell 2000® Index Historical Performance – Daily Closing Values, January 1, 2006 to May 23, 2011

May 2011	Page 2

Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 6-month investment offers 200% enhanced exposure to the downside movement of the Russell 2000® Index, subject to a maximum payment at maturity of $10.975 to $11.275 per Bear Market PLUS (109.75% to 112.75% of the stated principal amount), to be determined on the pricing date.

Investors can use the Bear Market PLUS to double returns up to the maximum payment at maturity, while maintaining similar risk as a direct short investment in the Russell 2000® Index.

Enhanced Performance	The Bear Market PLUS offer investors an opportunity to capture enhanced returns relative to a direct short investment in the Russell 2000® Index within a certain range of negative price performance.

Best Case Scenario
The Russell 2000® Index decreases in value and, at maturity, the Bear Market PLUS redeem for a maximum payment at maturity of $10.975 to $11.275 per Bear Market PLUS (109.75% to 112.75% of the stated principal amount).

Worst Case Scenario
The Russell 2000® Index increases in value and, at maturity, the Bear Market PLUS redeem for less than the stated principal amount by an amount proportionate to the percentage increase of the Russell 2000® Index, subject to the minimum payment at maturity of $1.00 per Bear Market PLUS.

Summary of Selected Key Risks (see page 10)

▪	The Bear Market PLUS provide for a minimum payment of only 10% of principal at maturity. You will lose money on your investment if the underlying index increases over the term of the Bear Market PLUS.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	The market price of the Bear Market PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the Russell 2000® Index.

▪
The Bear Market PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Bear Market PLUS.

▪	Investing in the Bear Market PLUS is not equivalent to investing in a short position in the Russell 2000® Index.

▪	Adjustments to the Russell 2000® Index could adversely affect the value of the Bear Market PLUS.

▪
The Bear Market PLUS will not be listed on any securities exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.

▪	The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.

May 2011	Page 3

Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Bear Market PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment of only 10% of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Bear Market PLUS that the investor holds an amount in cash that may be more or less than the stated principal amount based inversely upon the closing value of the underlying index on the valuation date.  The Bear Market PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
May , 2011	June , 2011 (3 business days after the pricing date)	November , 2011, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying index:	Russell 2000® Index
Underlying index publisher:	Russell Investments and any successor thereof
Aggregate principal amount:	$
Issue price:	$10 per Bear Market PLUS
Stated principal amount:	$10 per Bear Market PLUS
Denominations:	$10 per Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear Market PLUS
Payment at maturity:
▪  If the final index value is less than the initial index value,

$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

▪  If the final index value is greater than or equal to the initial index value,

$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Leverage factor:	200%
Index percent decrease:	(initial index value – final index value) / initial index value
Upside reduction amount:	$10 x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date as published by the underlying index publisher
Final index value:	The index closing value on the valuation date as published by the underlying index publisher
Valuation date:	November , 2011, subject to adjustment for certain market disruption events
Maximum payment at maturity:	$10.975 to $11.275 per Bear Market PLUS (109.75% to 112.75% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Bear Market PLUS (10% of the stated principal amount)
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed to the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 10.

May 2011	Page 4

Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
CUSIP:	61760E358
ISIN:	US61760E3586
Minimum ticketing size:	100 Bear Market PLUS
Tax considerations:
Although the issuer believes that, under current law, the Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Assuming this treatment of the Bear Market PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the Bear Market PLUS at maturity, a U.S. Holder should recognize short-term capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bear Market PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Bear Market PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Investors should note that the accompanying prospectus supplement for PLUS does not address the tax consequences to an investor holding the Bear Market PLUS as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the Russell 2000® Index or any component thereof should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including the potential application of the “straddle” rules).

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Bear Market PLUS by taking positions in futures and options contracts on the underlying index and in any other securities or instruments that we may wish to use in connection with such hedging. Such activities could potentially decrease the value of the underlying index, and therefore the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

May 2011	Page 5

Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Bear Market PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Bear Market PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Bear Market PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Code Section 4975 for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Bear Market PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Bear Market PLUS.

Because we may be considered a party in interest with respect to many Plans, the Bear Market PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Bear Market PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Bear Market PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Bear Market PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Bear Market PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Bear Market PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Bear Market PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Bear Market PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Bear Market PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation

May 2011	Page 6

Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

(such as, for example, an addition to bonus) based on the purchase of the Bear Market PLUS by the account, plan or annuity.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Bear Market PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will receive from the Agent, MS & Co., a fixed sales commission of $0.12 for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Bear Market PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2011	Page 7

Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

How Bear Market PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$10 per Bear Market PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$11.125 per Bear Market PLUS (111.25% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Bear Market PLUS (10% of the stated principal amount)

Bear Market PLUS Payoff Diagram

How it works

▪
If the final index value is less than the initial index value, then investors receive the $10 stated principal amount plus 200% of the decline in the underlying index over the term of the Bear Market PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 94.375% of the initial index value.

▪	If the underlying index depreciates 3%, the investor would receive a 6% return, or $10.60.

▪	If the underlying index depreciates 8%, the investor would receive only the hypothetical maximum payment at maturity of 111.25% of the stated principal amount, or $11.125.

▪
If the final index value is greater than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the underlying index, subject to the minimum payment at maturity of $1.00.

▪	If the underlying index appreciates 10%, the investor would lose 10% of their principal and receive only $9 per Bear Market PLUS at maturity, or 90% of the stated principal amount.

▪	If the underlying index appreciates 95%, the investor would receive the minimum payment at maturity of 10% of the stated principal amount, or $1.00.

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Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is less than the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    +    enhanced downside payment,

subject to a maximum payment at maturity of $10.975 to $11.275, or 109.75% to 112.75% of the stated principal amount of $10 for each Bear Market PLUS,

where,

enhanced downside payment   =   ($10    ×    200%    ×    index percent decrease)

and

index percent decrease	=	initial index value − final index value
initial index value

If the final index value is greater than or equal to the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    –    upside reduction amount

subject to the minimum payment at maturity of $1.00, or 10% of the stated principal amount of $10 for each Bear Market PLUS,

where,

upside reduction amount   =   ($10    ×    index percent increase)

and

index percent increase	=	final index value − initial index value
initial index value

Because the upside reduction amount will be greater than or equal to $0, the payment at maturity in this case will be less than or equal to $10, subject to the minimum payment at maturity.

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Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-22 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.

▪
Bear Market PLUS do not pay interest and provide for a minimum payment at maturity of only 10% of principal.  The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS do not pay interest and provide for a minimum payment at maturity of only 10% of the stated principal amount at maturity.  If the final index value is greater than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the percentage increase in the value of the underlying index at maturity above the initial index value, subject to the minimum payment at maturity.

▪
Appreciation potential is limited.  The appreciation potential of Bear Market PLUS is limited by a maximum payment at maturity of $10.975 to $11.275, or 109.75% to 112.75% of the stated principal amount.  Although the leverage factor provides 200% exposure to any decline in the value of the underlying index at maturity below the initial index value, because the payment at maturity will be limited to 109.75% to 112.75% of the stated principal amount for the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value decreases by 4.875% to 6.375% from the initial index value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  The level of the underlying index may be, and has been, volatile, and we can give you no assurance that the volatility will lessen.  See “Information about the Russell 2000® Index — Historical Information” on page 13.  You may receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.

▪
The Bear Market PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Bear Market PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Bear Market PLUS at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Bear Market PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Bear Market PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Bear Market PLUS.

▪
Not equivalent to investing in or taking a short position with respect to the underlying index.  Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying index or its component stocks.  Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Bear Market PLUS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

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Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Bear Market PLUS and the cost of hedging our obligations under the Bear Market PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Bear Market PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The Bear Market PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Bear Market PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Bear Market PLUS.  MS & Co. may, but is not obligated to, make a market in the Bear Market PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Bear Market PLUS, it is likely that there would be no secondary market for the Bear Market PLUS.  Accordingly, you should be willing to hold your Bear Market PLUS to maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Bear Market PLUS. One or more of our subsidiaries expect to carry out hedging activities related to the Bear Market PLUS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could decrease the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Bear Market PLUS. As calculation agent, MS & Co. will determine the initial index value and the final index value and will calculate the amount of cash you receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

May 2011	Page 11

Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

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The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Bear Market PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, if the Bear Market PLUS were characterized as a short-term debt obligation, certain U.S. Holders might be required to accrue ordinary income over the term of the Bear Market PLUS before maturity, and all or a portion of the gain recognized by a U.S. Holder upon sale, exchange or settlement might be characterized as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

May 2011	Page 12

Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due November       , 2011
Performance Leveraged Upside SecuritiesSM

Information about the Russell 2000® Index

The Russell 2000® Index.  The Russell 2000® Index is an index calculated, maintained and published by Russell Investments, a subsidiary of Russell Investment Group.  The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on either the NYSE or NYSE Alternext US LLC or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

License Agreement between Russell Investments and Morgan Stanley.
The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. See “Annex A––Underlying Indices and Underlying Index Publishers Information—Russell 2000® Index—License Agreement between Frank Russell Company and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

Historical Information
The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2006 through May 23, 2011.  The closing value of the underlying index on May 23, 2011 was 814.04.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.
Russell 2000® Index	High	Low	Period End
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.7
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter (through May 23, 2011)	865.29	814.04	814.04

May 2011	Page 13